Exhibit 10.1

Execution Version

£3,600,000,000

SENIOR BRIDGE TERM LOAN

CREDIT AGREEMENT

dated as of March 25, 2011

among

 PPL CAPITAL FUNDING, INC.,
as U.S. Borrower,

PPL WEM HOLDINGS PLC,
as UK Borrower,

PPL CORPORATION,
as Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent

CREDIT SUISSE AG,
Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CREDIT SUISSE SECURITIES (USA) LLC

JOINT LEAD ARRANGERS

AND

JOINT BOOKRUNNERS

Appendices and Schedules:

Commitment Appendix
Schedules:

Schedule 1.01	-	Mandatory Costs

Schedule 3.02	-	Existing Debt Instruments

Schedule 4.15	-	Guarantees

Schedule 5.09	-	Existing Liens

Schedule 5.12	-	Restrictive Agreements
Exhibits:
Exhibit A-1	-	Form of Notice of Borrowing

Exhibit A-2	-	Form of Notice of Continuation

Exhibit B	-	Form of Note

Exhibit C	-	Form of Assignment and Assumption Agreement

Exhibit D-1	-	Form of Opinion of Counsel for the Borrowers and Guarantor

Exhibit D-2	-	Form of Opinion of In-house Counsel

Exhibit E	-	Form of Solvency Certificate of PPL Corporation and Subsidiaries

Exhibit F	-	Form of Notice of Extension

Exhibit G	-	Form of Officer’s Certificate

SENIOR BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of March 25, 2011 among PPL CAPITAL FUNDING, INC., a Delaware corporation (the “U.S. Borrower”), PPL WEM HOLDINGS PLC, a limited liability company incorporated in England and Wales with registered number 4066211 (the “UK Borrower” and, together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), PPL CORPORATION, a Pennsylvania corporation (the “Guarantor”), the LENDERS party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, in connection with the Transactions (as defined below), the Borrowers have requested that the Lenders provide the Loans and Commitments (as defined below), and the Lenders are willing to do so on terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions.  All capitalized terms used in this Agreement or in any Appendix, Schedule or Exhibit hereto, which are not otherwise defined herein or therein, shall have the respective meanings set forth below.

“Acquisition” means the direct or indirect acquisition of CNE and CN Limited, the corporate parent of CNW, by the Guarantor from the Seller pursuant to the Purchase Agreement.

“Acquisition Consideration” means the aggregate cash consideration set forth in the Purchase Agreement as in effect on the Signing Date.

“Administrative Agent” means Bank of America, acting through one or more of its branches or affiliates, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent (with a copy to each Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.

“Agent” means the Administrative Agent, any Joint Lead Arranger and the Syndication Agent and “Agents” means all of them.

“Agreement” has the meaning set forth in the introductory paragraph hereto, as this Agreement may be amended, restated, supplemented or modified from time to time.

“Agreement Currency” has the meaning set forth in Section 8.15.

“Applicable Commitment Fee Rate” means as of any date of determination, 0.25% per annum (calculated based on a 360-day year).

“Applicable Lending Office” means, with respect to any Lender, its Euro-Currency Lending Office.

“Applicable Margin” means as of any date of determination during any period set forth below, the percentage per annum set forth below at the applicable time given the Rating Level in effect at such time.

	Rating Level I	Rating Level II	Rating Level III	Rating Level IV	Rating Level V
Closing Date until 3-month anniversary thereof	1.25%	1.50%	1.75%	2.00%	2.25%
3-month anniversary of Closing Date until 6-month anniversary thereof	1.50%	1.75%	2.00%	2.25%	2.50%
6-month anniversary of Closing Date until 9-month anniversary thereof	1.75%	2.00%	2.25%	2.50%	3.00%
9-month anniversary of Closing Date and thereafter	2.25%	2.50%	2.75%	3.00%	3.25%

For the purpose of the foregoing:

(a)           Rating Level I pricing shall apply if, on any date of determination, the Applicable Rating is A- or higher by S&P and is A3 or higher by Moody’s;

(b)           Rating Level II pricing shall apply if, on any date of determination, Rating Level I pricing does not apply and the Applicable Rating is BBB+ or higher by S&P and is Baa1 or higher by Moody’s;

(c)           Rating Level III pricing shall apply if, on any date of determination, Rating Level I pricing and Rating Level II pricing do not apply and the Applicable Rating is BBB or higher by S&P and is Baa2 or higher by Moody’s;

(d)           Rating Level IV pricing shall apply if, on any date of determination, Rating Level I pricing, Rating Level II pricing and Rating Level III pricing do not apply and the Applicable Rating is BBB- or higher by S&P and is Baa3 or higher by Moody’s; and

(e)           Rating Level V pricing shall apply if, on any date of determination, Rating Level I pricing, Rating Level II pricing, Rating Level III pricing and Rating Level IV pricing do not apply.

provided, that if the Applicable Rating assigned by S&P and Moody’s shall fall in different Rating Levels, the applicable Rating Level for the purposes of the foregoing, shall be based on the higher of the two ratings unless the rating differential is two or more notches, in which case the applicable Rating Level shall be determined by reference to the rating one notch lower than the higher of the two ratings.

“Applicable Rating” means the senior unsecured, non-credit enhanced (other than by the Guarantor) long-term debt rating of the U.S. Borrower from S&P or Moody’s.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale of any assets, including by way of the sale by the Guarantor or any of its Subsidiaries, of equity interests in such Subsidiaries.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of attached Exhibit C, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 8.06(b).

“Bank of America” means Bank of America, N.A., and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrower Parties” has the meaning set forth in Section 8.14.

“Borrowing” means a group of Loans made by the Lenders on a single date and having a single Interest Period.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close; provided that when used with respect to any Borrowing, payment or prepayment of principal of or interest on, or the Interest Period for, a Loan, or a notice by any Borrower with respect to any such Borrowing, payment, prepayment or Interest Period, the term “Business Day” shall also mean that such day is a day on which commercial banks are open for international business (including dealings in Sterling deposits) in London.

“Capital Lease” means any lease of property which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“CERCLA” has the meaning set forth in Section 4.14(a).

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of the Guarantor or its successors, (b) the failure at any time of the Guarantor or its successors to own 100% of the outstanding shares of the Voting Stock in the U.S. Borrower or (c) the failure at any time of the Guarantor or its successors to own, directly or indirectly, 75% or more of the outstanding shares of the Voting Stock in the UK Borrower.

“Closing Date” means the date on which the conditions specified in Section 3.02 shall have been satisfied or waived.

“CNE” means Central Networks East plc, a limited liability company incorporated in England and Wales.

“CNW” means Central Networks West plc, a limited liability company incorporated in England and Wales.

“CN Limited” means Central Networks Limited, a limited liability company incorporated in England and Wales.

“CN Revolving Facilities” means the two revolving facilities, each in a principal amount of £300,000,000, to be entered into, on or after the Closing Date, by CNE and CNW and Bank of America as administrative agent, and the other agents and lenders party thereto.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans under this Agreement as set forth in the Commitment Appendix, in each case as such Commitment may be adjusted from time to time in accordance with this Agreement.  Such Commitments may be Tranche A Commitments or Tranche B Commitments.

“Commitment Appendix” means the Appendix attached under this Agreement identified as such.

“Commitment Fee” has the meaning set forth in Section 2.06(a).

“Companies” means, collectively, CNE, CNW and CN Limited and “Company” means each of them.

“Companies Debt Financing” means the issuance of senior notes by any of the Companies.

“Consolidated Capitalization” means the sum of, without duplication, (a) the Consolidated Debt (without giving effect to clause (c) of the definition of “Consolidated Debt”) and (b) the consolidated shareholders’ equity, redeemable preferred stocks and minority interests (determined in accordance with GAAP) recorded on the Guarantor’s consolidated financial statements (excluding from shareholders’ equity, the balance of accumulated other comprehensive income/loss of the Guarantor on any date of determination solely with respect to (i) the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements for the future delivery of electricity or capacity and (ii) the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP), except that for purposes of calculating Consolidated Capitalization of the Guarantor, Consolidated Debt of the Guarantor shall exclude Non-Recourse Debt and Consolidated Capitalization of the Guarantor shall exclude that portion of shareholders’ equity attributable to assets securing Non-Recourse Debt and assets of Western Power Distribution Holdings, Limited and its Subsidiaries.

“Consolidated Debt” means the consolidated Debt of the Guarantor, the Borrowers and their Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition, Consolidated Debt shall exclude (a) Non-Recourse Debt of the Guarantor, the Borrowers and their Consolidated Subsidiaries, (b) Debt of Western Power Distribution Holdings, Limited and its Subsidiaries that is non-recourse to the Guarantor, the Borrowers and the other Subsidiaries, (c) Hybrid Securities of the Guarantor, the Borrowers and their Consolidated Subsidiaries in an aggregate amount as shall not exceed 15% of Consolidated Capitalization and (d) Equity-Linked Securities in an aggregate amount as shall not exceed 15% of Consolidated Capitalization.

“Consolidated Subsidiary” means with respect to any Person at any date, any Subsidiary of such Person or other entity, the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Continuing Lender” means with respect to any event described in Section 2.07(b), a Lender which is not a Retiring Lender, and “Continuing Lenders” means any two or more of such Continuing Lenders.

“Corporation” means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

“Credit Suisse” means Credit Suisse AG, acting through one or more of its branches, and its successors.

“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Guarantees by such Person of Debt of others, (d) all Capital Lease Obligations and Synthetic Leases of such Person, (e) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof), but only to the extent that such net obligations exceed $75,000,000 in the aggregate and (f) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; provided, however, that “Debt” of such Person does not include (i) obligations of such Person under any installment sale, conditional sale or title-retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (ii) obligations under agreements relating to the purchase and sale of any commodity, including any power of sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a “financial” or physical transaction), (iii) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (iv) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

“Debtor Relief Law” means the Bankruptcy Code, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, any Lender with respect to which a Lender Default is in effect at such time.

“Direction” has the meaning set forth in Section 2.16(f)(ii).

“Disposition” or “Dispose” means, with respect to any Person (a) any sale, transfer, license, lease or other disposition of any property or asset by such Person including any sale, assignment transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any issuance of Equity Interests by any Subsidiary of such Person.

“Dollars” and the sign “$” mean lawful money of the United States.

“Duration Fee” has the meaning set forth in 2.06(b).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Eligible Assignee” means (a) a Lender; (b) a commercial bank organized under the laws of the United States and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; or (d) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended); provided further, that, in each case (i) upon and following the occurrence of an Event of Default, an Eligible Assignee shall mean any Person other than the Borrowers or any of their Affiliates and (ii) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of their Affiliates.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use,  treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Guarantor, the Borrowers or any of their Subsidiaries which arise under Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire such equity interest.

“Equity-Linked Securities” means any securities of the Guarantor, any Borrower or any of their Subsidiaries which are convertible into, or exchangeable for, equity securities of the Guarantor, any Borrower or such Subsidiary, including any securities issued by any of such Persons which are pledged to secure any obligation of any holder to purchase equity securities of the Guarantor, any Borrower, or any of their Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the U.S. Borrower and the Administrative Agent.

“Euro-Currency Rate” means, for any Interest Period with respect to a Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Sterling deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Euro-Currency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Sterling for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Loan being made or continued by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank market for Sterling at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Debt” means (a) any Debt owed to the Guarantor, any Borrower or any of their respective Subsidiaries, (b) any Debt incurred in the ordinary course of business under the Revolving Credit Facilities, (c) Debt incurred since the Effective Date in an aggregate principal amount not to exceed $500,000,000 (excluding any Permanent Debt Financing), (d) debt incurred in the ordinary course of business under the CN Revolving Facilities and (e) any other Debt as approved in writing by the Required Lenders.

“Excluded Subsidiaries” means Western Power Distribution Holdings, Limited and its Subsidiaries, PPL Electric Utilities Corporation and its Subsidiaries, Kentucky Utilities Company and its Subsidiaries, Louisville Gas and Electric Company and its Subsidiaries and LG&E and KU Energy LLC and its Subsidiaries. For the avoidance of doubt, the Borrowers and their Subsidiaries shall not be Excluded Subsidiaries.

“Existing Debt” means the Debt that is permitted to be outstanding on the Closing Date pursuant to Section 3.02(b).

“Existing Debt Instruments” means (a) the Revolving Credit Facilities and (b) the other agreements and instruments set forth on Schedule 3.02.

“Extended Maturity Date” has the meaning set forth in Section 2.08(a)(ii).

“Extension” has the meaning set forth in Section 2.08(a)(ii).

“Fee Letter” means the fee letter dated as of March 1, 2011 from Bank of America, MLPFS, CS Securities and Credit Suisse to the Guarantor.

“Foreign Subsidiary” means a Subsidiary which is not formed under the laws of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group of Loans” means at any time, a group of Loans consisting of all Loans having the same Interest Period at such time.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Party” has the meaning set forth in Section 9.07.

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Hazardous Substances” means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, having any constituent elements displaying any of the foregoing characteristics.

“HMRC” means H.M. Revenue and Customs (of the United Kingdom).

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years issued by the Guarantor or any Borrower, or any business trusts, limited liability companies, limited partnerships (or similar entities) (a) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by the Guarantor or the Borrowers or any of their Subsidiaries, (b) that have been formed for the purpose of issuing hybrid preferred securities and (c) substantially all the assets of which consist of (i) subordinated debt of the Guarantor, the Borrowers or a Subsidiary of the Guarantor or the Borrowers, as the case may be, and (ii) payments made from time to time on the subordinated debt.

“Indemnitee” has the meaning set forth in Section 8.03(b).

“Information” has the meaning set forth in Section 5.01.

“Interest Period” means with respect to each Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Continuation and ending one, two, three or six months thereafter, as the applicable Borrower may elect in the applicable notice; provided, that:

(a)           any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (c) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c)           no Interest Period shall end after the Original Maturity Date or the Extended Maturity Date, as applicable.

“Interest Rate Protection Agreements” means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“ITA” means the United Kingdom Income Tax Act 2007.

“Joint Lead Arrangers” means MLPFS and CS Securities, each in their capacity as joint bookrunners and co-lead arrangers for the Lenders hereunder and under the other Loan Documents and each of their respective successors in such capacity.

“Judgment Currency” has the meaning set forth in Section 8.15.

“Lender” means each bank or other lending institution listed in the Commitment Appendix as having a Commitment, each Eligible Assignee that becomes a Lender pursuant to Section 8.06(b) and their respective successors.

“Lender Default” means (a) the failure (which has not been cured) of any Lender to make available any Loan, within one Business Day from the date it is obligated to make such amount available under the terms and conditions of this Agreement, (b) a Lender having notified, in writing, the Administrative Agent or the U.S. Borrower or having made a public statement to the effect that such Lender does not intend to comply with its obligations hereunder or under other agreements generally in which it commits to extend credit, (c) a Lender has failed, within three Business Days after request by the Administrative Agent or the U.S. Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the U.S. Borrower that it will comply with its funding obligations hereunder, or (d) a Lender has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Lender Parties” has the meaning set forth in Section 8.14.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance intended to confer or having the effect of conferring upon a creditor a preferential interest.

“Loan” means a loan pursuant to Section 2.01. All loans shall bear interest computed on the basis of the Euro-Currency Rate pursuant to the applicable Notice of Borrowing or Notice of Continuation.

“Loan Documents” means this Agreement and the Notes.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (a) any material adverse effect upon the business, assets, financial condition or operations of the Guarantor and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Guarantor or any Borrower to perform its obligations under this Agreement, the Notes or the other Loan Documents or (c) a material adverse effect on the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

“Material Debt” means Debt (other than the Notes) of the Guarantor, any Borrower and/or one or more of their Subsidiaries in a principal or face amount exceeding $40,000,000.

“Material Plan” means at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000. For the avoidance of doubt, where any two or more Plans, which individually do not have Unfunded Liabilities in excess of $50,000,000, but collectively have aggregate Unfunded Liabilities in excess of $50,000,000, all references to Material Plan shall be deemed to apply to such Plans as a group.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Guarantor and the Administrative Agent may select.

“Multiemployer Plan” means at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years, made contributions.

“Net Cash Proceeds” means,

(a)           with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and cash equivalents (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received) received by the Guarantor, any Borrower or any Subsidiary, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses, survey costs and other fees and expenses incurred by the Guarantor, any Borrower and their respective Subsidiaries in connection with such Disposition or Property Loss Event, (ii) all taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly to the Guarantor, any Borrower or any Subsidiary that is not a Foreign Subsidiary), paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) any reasonably identifiable liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Guarantor, any Borrower or any Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition or Property Loss Event, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition or Property Loss Event, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or the pro rata portion of the Net Cash Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Guarantor, any Borrower or any Wholly Owned Subsidiary as a result of such Disposition or Property Loss Event, or to any other Person (other than the Guarantor, any Borrower or any Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition or subject to such Property Loss Event and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Guarantor, any Borrower or any Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Guarantor, any Borrower or any Subsidiary, in either case in respect of such Disposition; provided that no proceeds of any Disposition or Property Loss Event shall constitute Net Cash Proceeds except to the extent in excess of $50,000,000 in the aggregate for all such Dispositions and Property Loss Events since the Effective Date; and provided further, that, in respect of the proceeds of a Property Loss Event only, if the U.S. Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt thereof, setting forth the applicable Borrower’s intent to reinvest or commitment to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Guarantor, any Borrower and their Subsidiaries within 180 days of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent such Net Cash Proceeds are not so used or are not committed to be so used pursuant to a binding contract at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and

(b)           with respect to any Specified Equity Issuance or Specified Debt Incurrence, the aggregate amount of all cash proceeds received by the Guarantor, any Borrower or any of their Subsidiaries in respect of such Specified Equity Issuance or Specified Debt Incurrence, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Guarantor, any Borrower or any Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof.

Notwithstanding the foregoing, no proceeds of any Prepayment Event consummated by any Excluded Subsidiary shall constitute Net Cash Proceeds except to the extent such proceeds are distributed to the Guarantor, any Borrower or any of their respective Subsidiaries that is not an Excluded Subsidiary; provided that if prior to the distribution of such proceeds to the Guarantor, any Borrower or any of their respective Subsidiaries that is not an Excluded Subsidiary, the U.S. Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the applicable Borrower’s intent to cause such proceeds to be invested in an Excluded Subsidiary, such proceeds shall not constitute Net Cash Proceeds except to the extent such proceeds are not so invested within 90 days of the date of such certificate, at which time such proceeds shall be deemed to be Net Cash Proceeds.  It is understood that a Disposition that takes the form of an issuance of Equity Interests by an Excluded Subsidiary shall be deemed to have been consummated by the immediate parent of such Excluded Subsidiary and not by such Excluded Subsidiary.

“New Lender” means with respect to any event described in Section 2.07(b), an Eligible Assignee which becomes a Lender hereunder as a result of such event, and “New Lenders” means any two or more of such New Lenders.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender, and “Non-Defaulting Lenders” means any two or more of such Lenders.

“Non-Recourse Debt” means Debt that is non-recourse to the Guarantor, the Borrowers or any Subsidiary.

“Non-U.S. Lender” has the meaning set forth in Section 2.16(e).

“Note” means a promissory note, substantially in the form of Exhibit B hereto, issued at the request of a Lender evidencing the obligation of each Borrower to repay outstanding Loans.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Continuation” has the meaning set forth in Section 2.05(d)(ii).

“Notice of Extension” has the meaning set forth in Section 2.08(a)(ii).

“Obligations” means:

(i)           all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of each Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, fees payable under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)           all other amounts now or hereafter payable by any Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of each Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of each Borrower pursuant to this Agreement or any other Loan Document;

(iii)           all expenses of the Agents as to which such Agents have a right to reimbursement under Section 8.03(a) hereof or under any other similar provision of any other Loan Document; and

(iv)           all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.03 hereof or under any other similar provision of any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof; it being understood that the Obligations of the Borrowers shall be several and not joint and each Borrower shall not be liable for the Obligations of any other Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Maturity Date” means the date that is 364 days following the Closing Date (or if such day is not a Business Day, the next preceding Business Day).

“Other Taxes” has the meaning set forth in Section 2.16(b).

“Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the London interbank market for Sterling to major banks in the London interbank market.

“Participant” has the meaning set forth in Section 8.06(d).

“Participant Register” has the meaning set forth in Section 8.06(d).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Paydown Condition” has the meaning set forth in Section 2.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permanent Debt Financing” means the UK Holdco Debt Financing and the Companies Debt Financing.

“Permitted Assignee” means each Person identified to the Joint Lead Arrangers by the Guarantor in writing prior to the Effective Date.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Plan” means at any time, an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Prepayment Event” means any Specified Asset Sale, any Property Loss Event, any Specified Debt Incurrence and any Specified Equity Issuance.

“Property Loss Event” means any loss of or damage to property or assets of, or any taking of the property or assets of, the Guarantor, any Borrower or any of their respective Subsidiaries, for which such Person receives insurance proceeds, or other compensation.

“Public Lender” has the meaning set forth in Section 5.01.

“Purchase Agreement” means the share purchase agreement dated March 1, 2011 among the Guarantor, WEM and the Seller.

“Qualifying Lender” means a Lender which is beneficially entitled (for UK tax purposes including, if applicable, for the purposes of any relevant double taxation agreement) to interest payable to that Lender in respect of an advance hereunder and is (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance hereunder or (ii) in respect of an advance made hereunder by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which in either case is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a partnership each member of which is a company so resident in the United Kingdom or a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (c) a Treaty Lender.

“Rating Agency” means any of S&P or Moody’s, and “Rating Agencies” means any two or more of them collectively.

“Rating Level” means the determination of whether Applicable Margin will be based on Level I, II, III, IV or V.

“Reference Audited Company Financial Statements” means the UK GAAP audited balance sheet and related profit and loss account of each of CNE, CNW and CN Limited for the year ended December 31, 2010.

“Reference Audited Guarantor Financial Statements” means GAAP audited consolidated balance sheet and related statement of income, stockholder’s equity and cash flows of the Guarantor for the three most recent fiscal years ending at least ninety (90) days prior to the Closing Date.

“Reference Bank” means each of Bank of America and Credit Suisse.

“Reference Cost” means the lesser of (a) the average of the rates per annum quoted by the Reference Banks to the Administrative Agent, representing the costs to the Reference Banks of funding or maintaining their Loans (or if from only one Reference Bank, the rate per annum quoted by such Reference Bank) and (b) the weighted average of the rates per annum quoted by each Lender which submits such quote to the Administrative Agent prior to the time in which interest is due to be paid in respect of the current Interest Period, relating to the  equivalent of the costs to such Lenders of funding or maintaining their Loans from a source which such Lender may reasonably select.

“Reference Unaudited Guarantor Financial Statements” means GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders equity and cash flows of the Guarantor for each fiscal quarter ending after the date of the Reference Audited Guarantor Financial Statements, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulation of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on form S-1.

 “Register” has the meaning set forth in Section 8.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Date” has the meaning set forth in Section 2.07(b).

“Replacement Lender” has the meaning set forth in Section 2.07(b).

“Required Lenders” means at any time, Non-Defaulting Lenders holding more than 50% of the aggregate amount of (a) prior to the Closing Date, the Commitments then effective and (b) thereafter, the principal amount of the Loans then outstanding.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.

“Retiring Lender” means a Lender that ceases to be a Lender hereunder pursuant to the operation of Section 2.07(b).

“Revolving Credit Facilities” means (a) the Revolving Credit Agreement, dated as of October 19, 2010 among PPL Energy Supply, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and the other Lenders party thereto in an aggregate amount of $3 billion; (b) the Revolving Credit Agreement, dated December 31, 2010 among PPL Electric Utilities Corporation, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and the other Lenders party thereto in an aggregate amount of $200 million; (c) the Revolving Credit Agreement, dated November 1, 2010 among Kentucky Utilities Company, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and the other Lenders party thereto in an aggregate amount of $400 million; and (d) the Revolving Credit Agreement, dated November 1, 2010 among Louisville Gas and Electric Company, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and the other Lenders party thereto in an aggregate amount of $400 million.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Guarantor and the Administrative Agent may select.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission.

“Seller” means, collectively, Avon Energy Partners Holdings, East Midlands Electricity Distribution Holdings, E.ON UK plc and E.ON AG.

“Signing Date” means March 25, 2011.

“Special Purpose Subsidiary” means any Wholly Owned Subsidiary (regardless of the form of organization) of the Guarantor or any Borrower formed solely for the purpose of, and which engages in no other activities except those necessary for, effecting financings related to Synthetic Leases.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Guarantor, any Borrower or any of their respective Subsidiaries; provided that “Specified Asset Sale” shall not include (a) Dispositions to the Guarantor or any Borrower or any of their respective Subsidiaries, (b) Dispositions in the ordinary course of business and (c) the Dispositions of Safe Harbor Water Power Company, PPL Wallingford Energy LLC and PPL University Park LLC.

“Specified Debt Incurrence” means any incurrence of Debt for borrowed money (including, without limitation, any Permanent Debt Financing) other than Excluded Debt.

“Specified Equity Issuance” means any issuance by the Guarantor of any Equity Interest or Equity-Linked Securities other than pursuant to the Guarantor’s dividend reinvestment plan, any director or employee stock ownership plan, or any other employee compensation plan, in each case, as in effect as of the date hereof.

“Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04(a) and (b), 4.07, 4.10, 4.17 and 4.18.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means any Corporation, a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Guarantor or one or more other Subsidiaries of the Guarantor.

“Syndication Agent” means Credit Suisse AG, acting through one or more of its branches or affiliates, in its capacity as syndication agent hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” has the meaning set forth in Section 2.16(a).

“Tranche” means (a) with respect to Commitments, whether such Commitments are Tranche A Commitments or Tranche B Commitments and (b) with respect to Loans, whether such Loans are Tranche A Loans or Tranche B Loans.

“Tranche A Commitment” means, with respect to any Lender, the Commitment of such Lender to make Tranche A Loans under this Agreement as set forth in the Commitment Appendix, in each case, as such Commitment may be adjusted from time to time in accordance with this Agreement.  The total Tranche A Commitment on the Closing Date shall be £1,600,000,000.

“Tranche A Loan” has the meaning set forth in Section 2.01(a).

“Tranche B Commitment” means, with respect to any Lender, the commitment of such Lender to make Tranche B Loans under this Agreement as set forth in the Commitment Appendix in each case, as such Commitment may be adjusted from time to time in accordance with this Agreement.  The total Tranche B Commitment on the Closing Date shall be £2,000,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or outstanding Tranche B Loan.

“Tranche B Loan” has the meaning set forth in Section 2.01(b).

“Transactions” means (a) the Acquisition, (b) the execution, delivery and performance of this Agreement including the funding of the Loans hereunder and the application of the proceeds thereof, (c) any Permanent Debt Financing or other issuance of Equity Interests or Equity-Linked Securities in connection with the foregoing and (d) payment of the Transaction Costs.

“Transaction Costs” means fees and expenses incurred in connection with the Transactions.

“Treaty” has the meaning set forth in the definition of Treaty Lender.

“Treaty Lender” means a Lender which (a) is treated as a resident of a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest for the purposes of the Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected and (c) meets all other conditions in the Treaty for full exemption from tax on interest in the UK which relate to the Lender (including its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights).

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Borrower” has the meaning set forth in the introductory paragraph hereto.

“UK GAAP” means United Kingdom generally accepted accounting principles applied on a consistent basis.

“UK Holdco Debt Financing” means the issuance of senior notes by WEM or any of its Subsidiaries that is a parent company of the Companies.

“UK Tax Confirmation” means a confirmation in writing by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance to the UK Borrower under a Loan Document is a person falling within clause (b) of the definition of Qualifying Lender.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Borrower” has the meaning set forth in the introductory paragraph hereto.

“Voting Stock” means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“WEM” means PPL WEM Holdings plc, formerly registered as WPD Investment Holdings Limited (company number 4066211).

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person, all of the Voting Stock of which (except directors’ qualifying shares) is at the time directly or indirectly owned by such Person.

ARTICLE II
THE CREDITS

Section 2.01. Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement:

(a)  to make a loan (each, a “Tranche A Loan”) to the U.S. Borrower on the Closing Date in an aggregate principal amount not to exceed its Tranche A Commitment, and

(b)  to make a loan (each, a “Tranche B Loan”) to each Borrower on the Closing Date; provided that (i) the aggregate principal amount of such Lender’s Tranche B Loans shall not exceed its Tranche B Commitment and (ii) the aggregate principal amount of the Tranche B Commitments allocated to the U.S. Borrower shall not exceed £200,000,000.

Amounts borrowed under this Section 2.01 and repaid or prepaid hereunder may not be reborrowed.  All amounts borrowed under this Section 2.01 shall be denominated in Sterling.

Section 2.02. Notice of Borrowings.  The U.S. Borrower, on behalf of the applicable Borrower or Borrowers, shall give the Administrative Agent notice substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”) not later than 9:00 a.m. (New York time) on the fourth Business Day before each Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Business Day;

(b) the aggregate amount of such Borrowing;

(c) the Tranche of the Loans requested and the amount applicable to each Borrower; and

(d) the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, no more than ten (10) Groups of Loans shall be outstanding at any one time.

Section 2.03. Notice to Lenders; Funding of Loans.

(a) Notice to Lenders.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share of the Borrowing referred to in the Notice of Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrowers.

(b) Funding of Loans.  Not later than 9:00 a.m. (London time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Same Day Funds to the Administrative Agent at its address referred to in Section 8.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent shall apply any funds so received in respect of a Borrowing available to the applicable Borrower at the Administrative Agent’s address not later than 10:00 a.m. (London time) on the date of each Borrowing.

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at a rate per annum equal to the Overnight Rate.  Any payment by any Borrower hereunder shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make its share of a Borrowing available to the Administrative Agent.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Obligations of Lenders Several.  The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

Section 2.04. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice (and outside the UK), an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts (outside the UK) in which it will record (i) the amount of each Loan made hereunder, the Tranche thereof, and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay its Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a Note.  In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.06(b)) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.06(b), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.05. Interest Rates.

(a) [Intentionally Omitted].

(b) [Intentionally Omitted].

(c) Loans.  Each Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Rate for such Interest Period plus the Applicable Margin for such day plus the Mandatory Cost, if any.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.  Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the sum of (i) the Euro-Currency Rate applicable to such Loan at the date such payment was due, plus (ii) the Applicable Margin for Loans for such day plus (iii) the Mandatory Cost, if any.

(d) Method of Electing Interest Rates.

(i) The applicable Borrower may, upon the expiration of any Interest Period applicable to outstanding Loans, continue all or any portion of such Loans equal to £5,000,000 and any larger integral multiple of £500,000 in excess of that amount.  The succeeding Interest Period of any Loan continued pursuant to this clause (i) shall commence on the last day of the Interest Period of the Loan so continued.

(ii) The applicable Borrower shall deliver a written notice of each such continuation (a “Notice of Continuation”) to the Administrative Agent no later than 12:00 Noon (New York time) at least four (4) Business Days before the date of the proposed continuation.  A written Notice of Continuation shall be substantially in the form of Exhibit A-2 attached hereto and shall specify: (A) the Group of Loans and Tranche of Loans (or portion thereof) to which such notice applies, (B) the proposed continuation date (which shall be a Business Day), (C) the aggregate amount of the Loans being continued, and (D) the requested Interest Period.  Upon receipt of a Notice of Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all continuations requested therein.  If no timely Notice of Continuation is delivered by the applicable Borrower, and such Loan is not repaid by the applicable Borrower at the end of the applicable Interest Period, such Loan shall be continued automatically to a Loan having an Interest Period of one month on the last day of the then applicable Interest Period.

(e) Determination and Notice of Interest Rates.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to each Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.  Any notice with respect to any Loan shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.  If during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to each Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06. Fees.

(a) Commitment Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender, a fee (the “Commitment Fee”) for each day at a rate per annum equal to the Applicable Commitment Fee Rate with respect to the undrawn portion of the Commitments for such day.  The Commitment Fee shall accrue from and including the Effective Date to but excluding the Closing Date on the amount of each Lender’s Commitment and shall be due and payable on the earlier of the Closing Date and the termination of the Commitments.

(b) Duration Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender a fee (the “Duration Fee”), payable on each of the dates set forth below in an amount equal to the applicable percentages set forth below of the outstanding principal amount of the Loans of such Lender owed by the Borrowers and outstanding or at such date.

Date	Duration Fee if Paydown Condition satisfied	Duration Fee if Paydown Condition not satisfied
90th day following the Closing Date	0.25%	0.50%
180th day following the Closing Date	0.50%	1.00%
270th day following the Closing Date	0.75%	1.50%

The “Paydown Condition” shall be satisfied on any date if (i) all Tranche A Loans shall have been prepaid with the proceeds of one or more offerings of equity or equity-linked securities on or prior to such date and (ii) at least £625,000,000 aggregate principal amount of Tranche B Loans shall have been prepaid on or prior to such date.

(c) Other Fees.  The Borrowers shall pay, or shall cause to be paid, to the other parties hereto (and their respective Affiliates), fees in the amounts and on the dates previously agreed to in writing by the Borrowers and such parties (or their Affiliates), except that any “ticking fee” payable pursuant to any such agreement shall only be payable for the period prior to the Effective Date and shall be replaced with the Commitment Fee with respect to the period from the Effective Date.

(d) Payments.  Fees paid hereunder shall not be refundable under any circumstances.

Section 2.07. Adjustments of Commitments.

(a) Optional Termination or Reductions of Commitments (Pro Rata).  The U.S. Borrower may, prior to the Closing Date upon at least four (4) Business Days’ prior written notice to the Administrative Agent, permanently (i) terminate the Commitments, or (ii) reduce from time to time by a minimum amount of £5,000,000 or any larger integral multiple of £1,000,000, the aggregate amount of the Commitments.  Upon receipt of any such notice, the Administrative Agent shall promptly notify the Lenders.  If the Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.  Any such reduction in Commitments may be allocated to the Tranche A Commitments or the Tranche B Commitments as the U.S. Borrower may direct, but shall be allocated among Tranche A Commitments and/or Tranche B Commitments (as applicable) on a pro-rata basis.

(b) Optional Termination of Commitments (Non-Pro Rata).  If (i) any Lender has demanded compensation or indemnification pursuant to Section 2.13, 2.15 or 2.16 or (ii) any Lender is a Defaulting Lender (each such Lender described in clauses (i) or (ii) being a “Retiring Lender”), the U.S. Borrower shall have the right (but with respect to (i) above, only if no Default then exists), to replace such Lender with one or more Eligible Assignees (which may be one or more of the Continuing Lenders) (each a “Replacement Lender” and, collectively, the “Replacement Lenders”) which, in the case of a Retiring Lender described in clause (i), shall be reasonably acceptable to the Administrative Agent.  The replacement of a Retiring Lender pursuant to this Section 2.07(b) shall be effective on the tenth Business Day (or, in the case of a Defaulting Lender, on the second Business Day) (in each case, the “Replacement Date”) following the date of notice of such replacement given by the U.S. Borrower to the Retiring Lender and each Continuing Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

(i) the Replacement Lender shall have satisfied the conditions to assignment and assumption set forth in Section 8.06(b) (with all fees payable pursuant to Section 8.06(b) to be paid by the Borrowers) and, in connection therewith, the Replacement Lender(s) shall pay to the Retiring Lender an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Retiring Lender and (y) all accrued but unpaid fees owing to the Retiring Lender pursuant to Section 2.06; and

(ii) the Borrowers shall have paid to the Administrative Agent for the account of the Retiring Lender, an amount equal to all obligations then due to the Retiring Lender by the Borrowers pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrowers referred to in clause (i) above).

On the Replacement Date, each Replacement Lender that is a New Lender shall become a Lender hereunder, and the Retiring Lender shall cease to constitute a Lender hereunder; provided that the provisions of Sections 2.11, 2.15, 2.16, 8.03 and 8.15 of this Agreement shall continue to accrue to the benefit of a Retiring Lender with respect to any Loans made or any other actions taken by such Retiring Lender while it was a Lender.

In lieu of the foregoing, upon express written consent of a majority of the Continuing Lenders (other than any Defaulting Lender), the U.S. Borrower shall have the right to permanently terminate the Commitment of a Retiring Lender in full or, following the Closing Date, prepay said Retiring Lender’s Loans in full.  Upon payment by the Borrowers to the Administrative Agent for the account of the Retiring Lender of an amount equal to the sum of (i) the aggregate principal amount of all Loans held by the Retiring Lender and owed by the Borrowers and (ii) all accrued interest, fees and other amounts owing to the Retiring Lender by the Borrowers hereunder, including, without limitation, all amounts payable by the Borrowers to the Retiring Lender under Section 2.11, 2.15, 2.16, 8.03 or 8.15, such Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of Section 2.11, 2.15, 2.16, 8.03 or 8.15 of this Agreement shall continue to accrue to the benefit of a Retiring Lender with respect to any Loans made or any other actions taken by such Retiring Lender while it was a Lender).

(c) Optional Termination of Defaulting Lender Commitment (Non-Pro Rata).  At any time that a Lender is a Defaulting Lender, the U.S. Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent; provided that, (i) at the time of such termination either (x) no Loans are outstanding or (y) the aggregate outstanding Loans of such Defaulting Lender is zero; (ii) concurrently with such termination, the aggregate Commitments shall be reduced by the Commitment of the Defaulting Lender; and (iii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of a Defaulting Lender’s Commitment, the Borrowers shall pay to such Defaulting Lender its ratable share of such interest or fees, as applicable to the extent such Defaulting Lender was otherwise entitled thereto.  The termination of a Defaulting Lender’s Commitment pursuant to this Section 2.07(c) shall not be deemed to be a waiver of any right that the Borrowers, the Administrative Agent or any other Lender may have against such Defaulting Lender.

(d) Termination of Commitments.  The Commitments shall automatically terminate upon the earliest to occur of (i) the Long Stop Date (as defined in the Purchase Agreement as in effect on the date hereof), (ii) the closing of the Acquisition, and (iii) the date that the Purchase Agreement is terminated or expires or pursuit of the Acquisition is abandoned.  All accrued fees shall be payable upon the termination of the Commitments pursuant to this clause (d).  The Commitments shall automatically be reduced to zero upon funding of the Loans; provided that the foregoing shall not excuse a Defaulting Lender from liability for a failure to fund its Commitment.

(e) Mandatory Commitment Reductions. Upon the occurrence of any Prepayment Event prior to the Closing Date, the Commitments shall automatically be reduced in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event.  Such reduction shall be allocated as follows: (i) with respect to any Specified Equity Issuance, first to the Tranche A Commitments and, if such reductions result in the Tranche A Commitments being reduced to £0, then second to the Tranche B Commitments, (ii) with respect to any Specified Debt Incurrence, first to the Tranche B Commitments and, if such reductions result in the Tranche B Commitments being reduced to £0, then second to the Tranche A Commitments and (iii) with respect to any other Prepayment Event, pro rata to the Tranche A Commitments and the Tranche B Commitments.  Each Lender’s Commitments of any Tranche shall be reduced pro rata with each other Lender’s Commitments of such Tranche.  If such reductions result in the Commitments being reduced to £0, all accrued fees shall be payable upon such reduction.

Section 2.08. Maturity of Loans; Mandatory Prepayments.

(a) Repayments and Prepayments of Loans.

(i) The Loans shall mature on (x) with respect to Tranche B Loans the maturity of which have been extended in accordance with clause (ii) below, the Extended Maturity Date and (y) otherwise, the Original Maturity Date and, in either case, any Loans then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(ii) The U.S. Borrower (on behalf of the UK Borrower) may request, by delivering to the Administrative Agent a Notice of Extension substantially in the form of Exhibit F hereto (a “Notice of Extension”) (which notice the Administrative Agent shall promptly forward to each of the Tranche B Lenders), at least 15 days prior to the Original Maturity Date, that the maturity of up to £1,300,000,000 of the Tranche B Loans be extended (the “Extension”) to a date (the “Extended Maturity Date) that is not later than the date six (6) months following the Original Maturity Date and, if the U.S. Borrower (on behalf of the UK Borrower) so requests, then as of the Original Maturity Date, the maturity of such Tranche B Loans (allocated ratably among the Tranche B Lenders) shall be extended until the Extended Maturity Date so long as the following conditions shall be satisfied as of the Original Maturity Date:

  (A) immediately before and after giving effect to the Extension, no Default or Event of Default shall have occurred and be continuing;

  (B) the representations and warranties of the Borrowers contained in this Agreement shall be true and correct in all material respects on and as of the Original Maturity Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date);

  (C) as of the Original Maturity Date, the Borrowers shall be in pro forma compliance with Section 5.13;

  (D) receipt by the Administrative Agent for the account of the Tranche B Lenders of an extension fee equal to 0.75% of the aggregate principal amount of the Tranche B Loans subject to such extension, as well as all other fees, costs and expenses payable by the Borrowers under and in respect of this Agreement on or prior to the Original Maturity Date for the account of the Administrative Agent or any of the Lenders; and

  (E) each Borrower shall have delivered to the Administrative Agent an officer’s certificate dated the Original Maturity Date and signed by a Responsible Officer of the Guarantor substantially in the form of Exhibit G hereto.

The occurrence of the Extension shall be deemed to be a representation and warranty by the Borrowers as of the Original Maturity Date as to the facts specified in (A) through (C) above.

(iii) Upon the occurrence of any Prepayment Event on or after the Closing Date, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event. The Borrowers shall effect such prepayment within five (5) Business Days of receipt of such Net Cash Proceeds.

(b) Applications of Prepayments and Reductions.

(i) Each payment of Loans of any Tranche pursuant to Section 2.08(a) shall be applied ratably to the respective Loans of all Lenders of such Tranche.  Each prepayment of Loans pursuant to Section 2.08(a) shall be applied as follows: (A) with respect to any Specified Equity Issuance, first to the Tranche A Loans and second to the Tranche B Loans, (B) with respect to any Specified Debt Incurrence, first to the Tranche B Loans and second to the Tranche A Loans and (C) with respect to any other Prepayment Event, pro rata to the Tranche A Loans and the Tranche B Loans.

(ii) Each payment of principal of the Loans shall be made together with interest accrued on the amount repaid to the date of payment.

(iii) Each payment of the Loans shall be applied to such Groups of Loans as the Borrowers may designate (or, failing such designation, as determined by the Administrative Agent).

Section 2.09. Optional Prepayments and Repayments.

(a) Prepayments of Loans.  Subject to Section 2.11, any Borrower may upon at least four (4) Business Days’ notice to the Administrative Agent, prepay any Borrowing, in whole or in part at any time, in amounts aggregating £5,000,000 or any larger integral multiple of £500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment (x) shall be applied to prepay ratably the Loans of each Tranche of the several Lenders included in such Tranche and Borrowing and (y) may be applied to Tranche A Loans and/or Tranche B Loans as directed by the Borrowers.

(b) Notice to Lenders.  Upon receipt of a notice of prepayment pursuant to Section 2.09(a), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrowers.

Section 2.10. General Provisions as to Payments.

(a) Payments by the Borrowers.  The Borrowers shall make each payment of principal of and interest on the Loans and fees hereunder not later than 2:00 p.m. (London time) on the date when due, without set-off, counterclaim or other deduction, in Same Day Funds to the Administrative Agent at its address referred to in Section 8.01.  Except as otherwise provided hereunder, the Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of or interest on the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Distributions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to the Overnight Rate.

Section 2.11. Funding Losses.  If any Borrower makes any payment of principal with respect to any Loan pursuant to the terms and provisions of this Agreement on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if such Borrower fails to borrow, continue or prepay any Loan after notice has been given in accordance with the provisions of this Agreement, or in the event of payment in respect of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by such Borrower pursuant to Section 2.07(b), such Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it (and by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided, that such Lender shall have delivered to such Borrower, a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12. Computation of Interest and Fees.  All interest and fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed.

Section 2.13. Basis for Determining Interest Rate Inadequate, Unfair or Unavailable.  If on or prior to the first day of any Interest Period for any Loan:  (a)  the Required Lenders advise the Administrative Agent that the Euro-Currency Rate as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Loans for such Interest Period; or (b) the Administrative Agent shall determine that no reasonable means exists for determining the Euro-Currency Rate, the Administrative Agent shall forthwith give notice thereof to the U.S. Borrower and the Lenders, whereupon, until the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest on each Lender’s Loans shall be the percentage rate per annum which is the sum of (i) the Applicable Margin, plus (ii) the Reference Cost, plus (iii) the Mandatory Cost, if any, applicable to that Lender’s Loans.

Section 2.14. Illegality.  If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, (a) such Lender shall promptly notify the Administrative Agent upon becoming aware of that event, (b) upon the Administrative Agent notifying the Borrowers, the Commitment of such Lender shall immediately be cancelled and (c) the Borrowers shall repay such Lender’s Loans to the Borrowers on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.15. Increased Cost and Reduced Return; Reserves on Loans.

(a) Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith regardless of the date enacted, adopted or issued) shall (i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (or its Applicable Lending Office), (ii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Loans or (iii) impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market, any other condition affecting its Loans, Notes or obligation to make Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts, as determined by such Lender in good faith, as will compensate such Lender for such increased cost or reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.

(b) Capital Adequacy.  If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency (including all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued), has or would have the effect of reducing the rate of return on capital of such Lender (or any Person controlling such Lender) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or any Person controlling such Lender) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity requirements), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (or any Person controlling such Lender) for such reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand except that, if the change giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Additional Reserve Requirements.  The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including euro-currency funds or deposits (currently known as “Euro-currency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

(d) Notices.  Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, that will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.16. Taxes.

(a) Payments Net of Certain Taxes.  Any and all payments by the Guarantor or the Borrowers to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding:  (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, any Agent or any Lender by the jurisdiction (or subdivision thereof) under the laws of which such Lender or Agent is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, and (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Guarantor, a Borrower or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (w) the sum payable shall be increased by the Guarantor or Borrower, as applicable, as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.16(a)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the Guarantor, Borrower or  Administrative Agent shall make such deductions, (y) the Guarantor, Borrower or  Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (z) if such deduction is made by the Guarantor or a Borrower, the Guarantor or Borrower, as applicable, shall furnish to the Administrative Agent, for delivery to such Lender, the original or a certified copy of a receipt evidencing payment thereof or (in the case of the UK Borrower) a statement under section 975 of the ITA.

(b) Other Taxes.  In addition, each Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement, any Note or any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, any Note or any other Loan Document except (in respect of such taxes, charges or levies arising in the UK) to the extent arising from, or as a result, of any assignment or transfer (including by way of participation) by any Lender or Administrative Agent (except at the written request of a Borrower) of any of its rights or obligations under this Agreement, any Note or other Loan Document (collectively, “Other Taxes”).

(c) Indemnification.  The Guarantor and the Borrowers agree to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16(c)), whether or not correctly or legally asserted, paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Borrowers by each Lender or Agent seeking indemnification pursuant to this Section 2.16(c).  This indemnification shall be paid within fifteen (15) days after such Lender or Agent (as the case may be) makes demand therefor.

(d) Refunds or Credits.  If a Lender or Agent determines, in its sole discretion, (acting in good faith) that it has received a refund, credit or other reduction from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by the Guarantor or the Borrowers or with respect to which the Guarantor or any Borrower has paid additional amounts pursuant to this Section 2.16, it shall within fifteen (15) days from the date of such receipt pay over the amount of such refund, credit or other reduction to the Guarantor or the Borrowers (but only to the extent of indemnity payments made or additional amounts paid by the Borrowers under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund, credit or other reduction), net of all reasonable out-of-pocket expenses of such Lender or Agent (as the case may be) and without interest (other than interest paid by the relevant taxation authority with respect to such refund, credit or other reduction); provided, however, that the Guarantor or any Borrower agrees to repay, upon the request of such Lender or Agent (as the case may be), the amount paid over to the Guarantor or any Borrower (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund or credit to such taxation authority.

(e) U.S. Tax Forms and Certificates.  On or before the date it becomes a party to this Agreement, from time to time thereafter if reasonably requested by the U.S. Borrower or the Administrative Agent, and at any time it changes its Applicable Lending Office, each Lender organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the U.S. Borrower and the Administrative Agent:  (i) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to the benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or (ii) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 ECI, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement and the other Loan Documents is effectively connected with the conduct of a trade or business in the United States, (iii) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (B) the interest payments in question are not effectively connected with a United States trade or business conducted by such Non-U.S. Lender or are effectively connected but are not includible in the Non-U.S. Lender’s gross income for United States federal income tax purposes under an income tax treaty or (iv) to the extent the Non-U.S. Lender is not the beneficial owner, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 IMY, or any successor form prescribed by the Internal Revenue Service, accompanied by a Form W-8 ECI, W-8 BEN, Form W-9, and/or other certification documents from each beneficial owner, as applicable.  In addition, each Non-U.S. Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete signed originals of Internal Revenue Service Form W-8 BEN, W-8 IMY, or W-8 ECI, or successor forms, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Loan Document, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or certificate.

(f) Exclusions.

(i) The Borrowers shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amount to any Non-U.S. Lender, pursuant to Section 2.16(a), (b) or (c) in respect of Taxes or Other Taxes to the extent that the obligation to indemnify or pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (e) above.

(ii) The UK Borrower shall not be required to pay any additional amount to any Lender pursuant to Section 2.16(a) or (c) in respect of Taxes imposed by the United Kingdom from a payment of interest hereunder, if on the date on which the payment falls due (A) the payment could have been made to the relevant Lender without a deduction of Tax if it had been a Qualifying Lender (on the assumption, in the case of a Treaty Lender, that all necessary procedural formalities had been completed and relevant directions issued or, in the case of a Lender falling within clause (b) of the definition of Qualifying Lender, that a UK Tax Confirmation had been given to the UK Borrower (and remained correct) and that the HMRC had not given any direction under section 931 of the ITA), but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant tax authority, (B) the relevant Lender is a Qualifying Lender solely by reason of being a Treaty Lender and it has failed to co-operate with the UK Borrower in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make the relevant payment free of any withholding or deduction for or on account of Tax, (C) the relevant Lender is a Qualifying Lender solely by virtue of clause (b) of the definition of Qualifying Lender and an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Borrower making the payment or from the U.S. Borrower a certified copy of that Direction and the payment could have been made to the Lender without any withholding or deduction for or on account of Tax if that Direction had not been made or (D) the relevant Lender is a Qualifying Lender solely by virtue of clause (b) of the definition of Qualifying Lender and (i) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower and (ii) the payment could have been made to the Lender without any deduction or withholding for or on account of UK Tax if the Lender had given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(g) Mitigation.  If the Guarantor or any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.16, then such Lender will use reasonable efforts (which shall include efforts to rebook the Loans held by such Lender to a new Applicable Lending Office, or through another branch or affiliate of such Lender) to change the jurisdiction of its Applicable Lending Office if, in the good faith judgment of such Lender, such efforts (i) will eliminate or, if it is not possible to eliminate, reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous, in the sole determination of such Lender, to such Lender.  Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Guarantor or any Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(h) Confidentiality.  Nothing contained in this Section shall require any Lender or any Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

(i) UK tax co-operation and communications.  In respect of the UK Borrower, (i) each Lender which becomes a Lender after the date of this Agreement shall indicate in writing to the UK Borrower which clause (if any) of the definition of Qualifying Lender it falls within and until such time as it makes such an indication, such Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender; (ii) a Treaty Lender and the UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without any withholding or deduction for or on account of UK Tax; (iii) the UK Borrower shall promptly, upon becoming aware that it must make a withholding or deduction for or on account of, UK Tax (or that there is any change in the rate or the basis of such withholding or deduction) notify the Administrative Agent accordingly, similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender, and if the Administrative Agent receives such notification from a Lender it shall notify the UK Borrower; and (iv) a Lender which has given a UK Tax Confirmation shall promptly notify the UK Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

Section 2.17. [Intentionally Omitted].

Section 2.18. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.06.

ARTICLE III
CONDITIONS

Section 3.01. Conditions Precedent to Effectiveness.  The effectiveness of this Agreement on the Effective Date is subject to the following conditions precedent:

(a) This Agreement.  On or prior to the Effective Date, the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

(b) Proceedings.  On the Effective Date, the Administrative Agent shall have received (i) a copy of the Guarantor’s and each Borrower’s certificate of incorporation and, in the case of the Guarantor and the U.S. Borrower, certified by the applicable Secretary of State; (ii) a certificate of the applicable Secretary of State, dated as of a recent date, as to the good standing of the Guarantor and of the U.S. Borrower in their respective jurisdictions of incorporation and a certificate of the applicable Secretary of State or Companies House in respect of the UK Borrower; and (iii) a certificate of the Secretary or an Assistant Secretary of the Guarantor and each Borrower dated the Effective Date and certifying (A) that attached thereto is a true, correct and complete copy of the articles of incorporation and by-laws or constitutional documents, as the case may be, of the Guarantor and each Borrower, (B) as to the absence of dissolution or liquidation proceedings by or against, or administration of, the Guarantor and each Borrower, (C) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of each of the Guarantor and each Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Guarantor and each Borrower is a party and each other document delivered in connection herewith or therewith and that such resolutions have not been amended and are in full force and effect on the date of such certificate and (D) as to the incumbency and specimen signatures of each officer of the Guarantor and each Borrower executing the Loan Documents to which the Guarantor or such Borrower is a party or any other document delivered in connection herewith or therewith.

(c) Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received from counsel to the Borrowers and Slaughter and May, UK counsel to the Lenders, opinions addressed to the Administrative Agent and each Lender, dated the Effective Date, substantially in the forms of Exhibit D-1 and Exhibit D-2 hereto.

(d) Payment of Fees.  All costs, fees and expenses due to the Administrative Agent, the Joint Lead Arrangers and the Lenders on or before the Effective Date shall have been paid.

(e) Regulatory.  The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (to the extent not previously delivered to such Lender).

On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof.

Section 3.02. Conditions Precedent to the Loans.  The obligation of each Lender to make a Loan on the Closing Date is subject to the additional satisfaction of the following conditions precedent:

(a) Consummation of the Transaction.  The Acquisition shall be consummated on the Closing Date substantially concurrently with the funding of the Loans in accordance with the Purchase Agreement and the Purchase Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Joint Lead Arrangers’ prior written consent (such consent not to be unreasonably withheld or delayed), it being understood and agreed that any material change to the transaction structure, and any increase or decrease in the Acquisition Consideration (other than as a result of any adjustment to the Acquisition Consideration as provided in the Purchase Agreement as in effect on the Signing Date) shall in each case be deemed to be materially adverse to the Lenders.

(b) Indebtedness.  After giving effect to the Transactions, the Guarantor and its Subsidiaries (other than the Excluded Subsidiaries) shall have outstanding no indebtedness, credit facilities or preferred stock other than:  (i) the loans and other extensions of credit under this Agreement, (ii) the Permanent Debt Financing, (iii) the Debt incurred or outstanding under the Existing Debt Instruments, including the Revolving Credit Facilities,  (iv) indebtedness of the Companies and their Subsidiaries permitted to be outstanding on the Closing Date under the Purchase Agreement (as in effect on the date hereof and without giving effect to any consents granted thereunder), (v) preferred stock issued as of the date hereof, (vi) any Excluded Debt and (vii) other indebtedness as approved in writing by the Required Lenders.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) Proceedings.  On the Closing Date, the Administrative Agent shall have received a “bring-down” certificate of the applicable Secretary, dated as of the Closing Date, as to the good standing of the Guarantor and each Borrower in their respective jurisdictions of incorporation.

(f) Solvency Certificate.  The Administrative Agent shall have received a certificate from the chief financial officer of the Guarantor in form satisfactory to the Administrative Agent certifying that the Guarantor and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.  It is understood and agreed that the solvency certificate in the form attached hereto on Exhibit E shall be deemed to be in form satisfactory to the Administrative Agent.

(g) Applicable Rating.  The U.S. Borrower shall have an Applicable Rating from each of S&P and Moody’s.

(h) Fees.  The Lenders and the Agents shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise.

(i) [Intentionally Omitted].

(j) Representations and Warranties.  (i) The Specified Representations shall be true and correct in all material respects on the Closing Date giving effect to the Transactions and (ii) such of the representations and warranties made by or on behalf of the Seller, the Companies and their Subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Guarantor (or any Subsidiaries) has the right to terminate or not complete its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement, shall be true and correct in all material respects.

(k) Clear Market.  Prior to the earlier of (x) the Closing Date and (y) Successful Syndication (as defined in the Fee Letter), there shall be no other issues of debt securities or commercial bank or other credit facilities of the Guarantor, any Borrower, the Companies or any of their Subsidiaries (other than the Excluded Subsidiaries) announced, offered, placed or arranged, other than:  (i) the Permanent Debt Financing, (ii) indebtedness of the Companies and their Subsidiaries permitted to be incurred pursuant to the terms of the Purchase Agreement and (iii) any other financing reasonably agreed by the Joint Lead Arrangers.

(l) Officer’s Certificate.  The Administrative Agent shall have received a certificate dated the Closing Date signed by a Responsible Officer of the U.S. Borrower as to the matters set forth in paragraphs (a) and (b).

(m) Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each of the Guarantor and each Borrower represents and warrants as of the Closing Date that:

Section 4.01. Status.  The U.S. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate authority to make and perform this Agreement and each other Loan Document to which it is a party.  The UK Borrower is a limited liability company duly incorporated and validly existing under the laws of England and Wales and has the power to enter into, perform and deliver this Agreement and each other Loan Document to which it is a party.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the corporate authority to make and perform this Agreement and the other Loan Documents to which it is party.

Section 4.02. Authority; No Conflict.  The execution, delivery and performance by each Borrower and the Guarantor of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action and do not violate (a) any material provision of law or regulation, or any decree, order, writ or judgment, (b) any provision of its articles of incorporation, by-laws, or constitutional documents, as the case may be or (c) result in the breach of or constitute a default under any material indenture or other agreement or instrument to which any Borrower or the Guarantor is a party.

Section 4.03. Legality.  This Agreement and each other Loan Document (other than the Notes) to which the Guarantor or any Borrower is a party constitute its legal, valid and binding obligations, and the Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrowers party thereto, in each case enforceable against the Borrowers and the Guarantor, as applicable, in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other similar laws relating to or affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 4.04. Financial Condition.

(a) Audited Financial Statements.  The Reference Audited Guarantor Financial Statements fairly present in all material respects, in conformity with GAAP (for the purpose of Section 3.02(j) solely to the extent material to the Lenders and the Joint Lead Arrangers), the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the applicable fiscal year. The Reference Audited Company Financial Statements fairly present in all material respects in conformity with UK GAAP (for the purpose of Section 3.02(j), solely to the extent material to the Lenders and the Joint Lead Arrangers), the consolidated financial position of the entities named therein as of such date and their consolidated results of operations and cash flows for the applicable fiscal year.

(b) Unaudited Financial Statements.  The Reference Unaudited Guarantor Financial Statements of the Guarantor fairly present in all material respects, in conformity with GAAP (for the purpose of Section 3.02(j) solely to the extent material to the Lenders and the Joint Lead Arrangers) applied on a basis consistent with the financial statements referred to in the first sentence of subsection (a) of this Section, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the applicable three-month period (subject to normal year-end audit adjustments).

(c) [Intentionally Omitted].

Section 4.05. Rights to Properties.  The Guarantor, each Borrower and their Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the date hereof and as presently proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

Section 4.06. Litigation.  Except as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2010 or in any subsequent Form 10-K, 10-Q or 8-K Report or otherwise furnished in writing to the Administrative Agent, no litigation, arbitration or administrative proceeding against the Guarantor or any Borrower is pending or, to the Guarantor’s or any Borrower’s knowledge, threatened, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.  There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Guarantor or any Borrower, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.

Section 4.07. No Violation.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly by any Borrower for the purpose of purchasing or carrying any Margin Stock, or for any other purpose which violates, or which conflicts with, the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such Margin Stock.

Section 4.08. ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan.  No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (b) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.09. Governmental Approvals.  No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Guarantor and each Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party, except such authorizations, consents and approvals as have been obtained prior to the Closing Date and are in full force and effect.

Section 4.10. Investment Company Act.  None of the Guarantor or any Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Tax Returns and Payments.  The Guarantor, each Borrower and each of their Subsidiaries has filed or caused to be filed all federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor, the applicable Borrower or their Subsidiaries, as the case may be, shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Compliance with Laws.  To the knowledge of the Guarantor, any Borrower or any of their Subsidiaries, the Guarantor, each Borrower and each of their Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws and compliance with the PATRIOT Act and the U.S. Foreign Corrupt Practices Act), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings and (b) non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 4.13. No Default.  No Default has occurred and is continuing.

Section 4.14. Environmental Matters.

(a) Except (i) as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2010 or in any subsequent Form 10-K, 10-Q or 8-K Report or (ii) to the extent that the liabilities of the Guarantor, the Borrowers and their Subsidiaries, taken as a whole, that relate to or could reasonably be expected to result from the matters referred to in clauses (i) through (iii) of this Section 4.14(a), inclusive, would not reasonably be expected to result in a Material Adverse Effect:

(i) no notice, notification, citation, summons, complaint or order has been received by any Borrower, no penalty has been assessed nor is any investigation or review pending or, to the Guarantor’s, any Borrower’s or any of its Subsidiaries’ knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by or liability of the Guarantor, any Borrower or any of their Subsidiaries of or under any Environmental Law, (B) alleged failure by the Guarantor, any Borrower or any of their Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;

(ii) To the Guarantor’s, any Borrower’s or any of their Subsidiaries’ knowledge, no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Guarantor, any Borrower or any of their Subsidiaries; and

(iii) no property now or previously owned, leased or operated by the Guarantor, any Borrower or any of their Subsidiaries or to the Guarantor’s, any Borrower’s or any of their Subsidiaries’ knowledge, any property to which the Guarantor, any Borrower or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Guarantor’s, any Borrower’s or any of their Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(b) Except as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2010 or in any subsequent Form 10-K, 10-Q or 8-K Report, to the Guarantor’s, any Borrower’s or any of their Subsidiaries’ knowledge there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) For purposes of this Section 4.14, the terms “Guarantor,” “Borrower,” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Guarantor, any Borrower or any of its Subsidiaries from the time such business or business entity became a Subsidiary of the Guarantor.

Section 4.15. Guarantees.  As of the Closing Date, except as set forth in Schedule 4.15 hereto, none of the Guarantor nor the U.S. Borrower has any Guarantees of any Debt of any Foreign Subsidiary of the Guarantor or the U.S. Borrower other than such Debt not in excess of $25,000,000 in the aggregate.

Section 4.16. OFAC.  None of the Guarantor, the Borrowers, any Subsidiary of the Guarantor or the Borrowers or any Affiliate of the Guarantor or the Borrowers: (a) is a Sanctioned Person, (b) has more than 10% of its assets in Sanctioned Entities, or (c) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.17.   Senior Debt.  The Obligations hereunder constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under documentation governing subordinated Debt permitted hereunder.

Section 4.18.   Solvency.  As of the Closing Date, and assuming there is no Default hereunder continuing on such date, in each case after giving effect to the Transactions occurring on or prior to the Closing Date (a) the fair value and the present fair saleable value of any and all property of the Guarantor, the Borrowers and their Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Guarantor, the Borrowers and their Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (b) the Guarantor, the Borrowers and their Subsidiaries, on a consolidated basis, are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature and are otherwise “solvent” and not unable, or deemed to be unable, to meet their debts within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, (c) the Guarantor, the Borrowers and their Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature, (d) the Guarantor, the Borrowers and their Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

ARTICLE V
COVENANTS

The Guarantor and each Borrower agrees that (a) so long as any Lender has any Commitment hereunder or (b) any amount payable hereunder or under any Note or other Loan Document remains unpaid:

Section 5.01. Information.  Each Borrower will deliver or cause to be delivered to each of the Lenders (it being understood that the posting of the information required in clauses (a), (b) and (f) of this Section 5.01 on the U.S. Borrower’s website (http://www.pplweb.com) shall be deemed to be effective delivery to the Lenders):

(a) Annual Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year and accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.

(b) Quarterly Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such fiscal quarter,  all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by any vice president, the treasurer or the controller of the Guarantor.

(c) Officer’s Certificate.  Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief accounting officer or controller of each Borrower, (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Section 5.13 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto.

(d) Default.  Forthwith upon acquiring knowledge of the occurrence of any Default, a certificate of a vice president or the treasurer or any other senior financial officer of the relevant Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto.

(e) Change in Applicable Ratings.  Upon the chief executive officer, the president, any vice president or any senior financial officer of the Guarantor or any Borrower obtaining knowledge of any change in an Applicable Rating, a notice of such Applicable Rating in effect after giving effect to such change.

(f) Securities Laws Filing.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a copy of any Form 10-K Report to the SEC and a copy of any Form 10-Q Report to the SEC, and promptly upon the filing thereof, any other filings with the SEC by the U.S. Borrower or the Guarantor.

(g) ERISA Matters.  If and when any member of the ERISA Group:  (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives, with respect to any Material Plan that is a Multiemployer Plan, notice of any complete or partial withdrawal liability under Title IV of ERISA, or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Material Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Material Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA; or (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a copy of such notice, a certificate of the chief accounting officer or controller of any Borrower setting forth details as to such occurrence and action, if any, which such Borrower or applicable member of the ERISA Group is required or proposes to take.

(h) Other Information.  From time to time such additional financial or other information regarding the financial condition, results of operations, properties, assets or business of any Borrower or any of their Subsidiaries as any Lender may reasonably request.

The Guarantor and each Borrower hereby acknowledge that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Guarantor and each Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to such Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower, the Guarantor, the Subsidiaries or their securities for purposes of United States federal, state or foreign securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 8.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting (subject to Section 8.12) on a portion of the Platform not designated “Public Investor.”  “Information” means all information received from the Guarantor, any Borrower or any of their Subsidiaries relating to the Guarantor, any Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Guarantor, any Borrower or any of their Subsidiaries; provided that, in the case of information received from the Guarantor, any Borrower or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 5.02. Maintenance of Property; Insurance.

(a) Maintenance of Properties.  The Guarantor and each Borrower will keep, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear, unless the Guarantor or any Borrower determines in good faith that the continued maintenance of any of such properties is no longer economically desirable and so long as the failure to so maintain such properties would not reasonably be expected to have a Material Adverse Effect.

(b) Insurance.  The Guarantor and each Borrower will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of such Borrower) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Guarantor, the Borrowers and their Subsidiaries (other than Excluded Subsidiaries) operate.

Section 5.03. Conduct of Business and Maintenance of Existence.  The Guarantor and each Borrower will (a) continue, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to continue, to engage in businesses of the same general type as now conducted by the Guarantor, the Borrowers and their Subsidiaries (other than Excluded Subsidiaries) and businesses related thereto or arising out of such businesses, except to the extent that the failure to maintain any existing business would not have a Material Adverse Effect and (b) except as otherwise permitted in Section 5.10, preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to preserve, renew and keep in full force and effect, their corporate existence and their respective rights, privileges and franchises necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Compliance with Laws, Etc.  The Guarantor and each Borrower will comply, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to comply, with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws and compliance with the PATRIOT Act and the U.S. Foreign Corrupt Practices Act), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Books and Records.  The Guarantor and each Borrower (a) will keep, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to keep, proper books of record and account in conformity with GAAP and (b) will permit representatives of the Administrative Agent and each of the Lenders to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, any employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, that, the rights created in this Section 5.05 to “visit”, “inspect”, “discuss” and copy shall not extend to any matters which the Guarantor or any Borrower deems, in good faith, to be confidential, unless the Administrative Agent and any such Lender agree in writing to keep such matters confidential.

Section 5.06. Securities Demand.  The Guarantor and the Borrowers shall, and shall cause their respective Subsidiaries to, comply with the securities demand, market flex and most favored lender provisions as previously agreed by the Guarantor and the Joint Lead Arrangers.

Section 5.07. Applicable Rating.  The Guarantor and the Borrowers shall use commercially reasonable efforts to maintain, at all times, the Applicable Rating from each of S&P and Moody’s.

Section 5.08. Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used to fund the Acquisition (including the Transaction Costs).  No such use of the proceeds will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.09. Restriction on Liens.  The Guarantor and the Borrowers will not, nor will they permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Guarantor, any Borrower or any such Subsidiary (including, without limitation, their Voting Stock), except:

(a) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variances and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(e) Liens existing on the Effective Date and described in Schedule 5.09 hereto;

(f) judgment Liens arising from judgments which secure payment of legal obligations that would not constitute a Default under Section 6.01;

(g) any vendor’s Liens, purchase money Liens or any other Lien on any property or asset acquired by the Guarantor, any Borrower or any of their Subsidiaries after the date hereof existing on any such property or asset at the time of acquisition thereof (and not created in anticipation thereof); provided, that, in any such case no such Lien shall extend to or cover any other asset of the Guarantor, any Borrower or such Subsidiaries, as the case may be;

(h) Liens, deposits and/or similar arrangements to secure the performance of bids, tenders or contracts (other than contracts for borrowed money), public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Guarantor, any Borrower or any of their Subsidiaries, including Liens to secure obligations under agreements relating to the purchase and sale of any commodity (including power purchase and sale agreements, any commodity hedge or derivative regardless of whether any such transaction is a “financial” or “physical transaction”);

(i) Liens on assets of the Guarantor, any Borrower and their Subsidiaries arising out of obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or certificate;

(j) rights reserved to or vested in any municipality or public authority to control or regulate any asset of the Guarantor, any Borrower or any of their Subsidiaries or to use such asset in a manner which does not materially impair the use of such asset for the purposes for which it is held by the Guarantor, any Borrower or any of their Subsidiaries;

(k) irregularities in or deficiencies of title to any asset which do not materially adversely affect the use of such property by the Guarantor, any Borrower or any of their Subsidiaries in the normal course of its business;

(l) any Lien on any property or asset of any corporation or other entity existing at the time such corporation or entity is acquired, merged or consolidated or amalgamated with or into the Guarantor, any Borrower or any of their Subsidiaries and not created in contemplation of such event;

(m) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided, that any such Lien attaches to such asset, solely to extent of the value of the obligation secured by such Lien, concurrently with or within 180 days after the acquisition, construction or improvement thereof:

(n) any Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property;

(o) rights of lessees arising under leases entered into by the Guarantor, any Borrower or any of their Subsidiaries as lessor, in the ordinary course of business;

(p) any Liens on or reservations with respect to governmental and other licenses, permits, franchises, consents and allowances;

(q) any Liens on patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

(r) any Liens on automobiles, buses, trucks and other similar vehicles and movable equipment; marine equipment; airplanes, helicopters and other flight equipment; and parts, accessories and supplies used in connection with any of the foregoing;

(s) any Liens on furniture and furnishings; and computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes;

(t) Liens securing letters of credit entered into in the ordinary course of business;

(u) Liens granted on the capital stock of Excluded Subsidiaries for the purpose of securing the obligations of such Subsidiaries;

(v) Liens in addition to those permitted by clauses (a) through (t) on the property or assets of a Special Purpose Subsidiary arising in connection with the lease of such property or assets through one or more lease financings;

(w) Liens by any Wholly Owned Subsidiary of the Guarantor, any Borrower or any Subsidiary (excluding, for the avoidance of doubt, any Wholly Owned Subsidiary that is a Borrower) for the benefit of the Guarantor, any Borrower or any such Subsidiary;

(x) Liens on property which is the subject of a Capital Lease Obligation designating the Guarantor, any Borrower or any of their Subsidiaries as lessee and all right, title and interest of the Guarantor, any Borrower or any of their Subsidiaries in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as a security; provided, that the aggregate fair market value of the obligations subject to such Liens shall not at any time exceed $500,000,000;

(y) Liens on property which is the subject of one or more leases designating the Guarantor, any Borrower or any of their Subsidiaries as lessee and all right, title and interest of the Guarantor, any Borrower or any of their Subsidiaries in and to such property and in, to and under any such lease agreement, whether or not any such lease agreement is intended as a security;

(z) Liens arising out of the refinancing, extension, renewal or refunding of any Debt or other obligation secured by any Lien permitted by clauses (a) through (x) of this Section; provided, that such Debt or other obligation is not increased and is not secured by any additional assets; and

(aa) other Liens on assets or property of the Guarantor, any Borrower or any of their Subsidiaries, so long as the aggregate value of the obligations secured by such Liens does not exceed the greater of $250,000,000 or 15% of the total consolidated assets of the Guarantor, the Borrowers and their Consolidated Subsidiaries as of the most recent fiscal quarter of the Guarantor for which financial statements are available.

Section 5.10. Merger or Consolidation.  None of the Guarantor or any Borrower will merge with or into or consolidate with or into any other corporation or entity, unless (a) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default, (b) the surviving or resulting Person, as the case may be, is the Guarantor or any Borrower (as applicable), provided that in a consolidation or merger between the UK Borrower on the one hand and the Guarantor or the U.S. Borrower on the other hand, the Guarantor or the U.S. Borrower (as applicable) shall be the surviving or resulting Person, (c) substantially all of the consolidated assets and consolidated revenues of the surviving or resulting person, as the case may be, are anticipated to come from the utility or energy businesses and (d) the senior long-term debt ratings from both Rating Agencies of such Borrower or Guarantor immediately following the merger or consolidation must be equal to or greater than the senior long-term debt ratings from both Rating Agencies of such Borrower or Guarantor immediately preceding the announcement of such consolidation or merger.  No Subsidiary other than an Excluded Subsidiary will merge or consolidate with any other Person if such Subsidiary is not the surviving or resulting Person, unless (subject, in the case of any Subsidiary that is a Borrower, to the preceding sentence) such other Person is (x) the Guarantor or any Borrower or a successor of the Guarantor or any Borrower permitted hereunder or (y) any other Person which is a Wholly Owned Subsidiary that is a Subsidiary of the Guarantor or a successor of the Guarantor permitted hereunder.

Section 5.11. Asset Sales.  Except for the sale of assets required to be sold to conform with governmental requirements, the Guarantor and Borrowers shall not, and shall not permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 25% of the total assets of the Guarantor and Borrowers and their Consolidated Subsidiaries as of the beginning of the Borrowers’ most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 25% limitation specified above:  (a) if any such Asset Sale is in the ordinary course of business of the Guarantor and the Borrowers and their Subsidiaries; (b) if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the businesses of the Guarantor, the Borrowers or their Subsidiaries; (c) if the assets subject to any such Asset Sale are being transferred to a Wholly Owned Subsidiary of the Guarantor; (d) if the Net Cash Proceeds from any such Asset Sale are applied in accordance with Section 2.08; or (e) if, prior to any such Asset Sale, both Rating Agencies confirm the then-current Applicable Ratings after giving effect to any such Asset Sale.

Section 5.12. Restrictive Agreements.  Except as set forth in Schedule 5.12, the Guarantor and the Borrowers will not and will not permit any of their Subsidiaries (other than the Excluded Subsidiaries) to enter into or assume any agreement prohibiting or otherwise restricting the ability of any Subsidiary to pay dividends or other distributions on its respective equity and equity equivalents to the Guarantor, any Borrower or any of their Subsidiaries.

Section 5.13. Financial Covenant.  The ratio of Consolidated Debt to Consolidated Capitalization shall not exceed 70% at any time.

Section 5.14. Indebtedness.  The Guarantor and the Borrowers will not permit any of its Subsidiaries (other than the Borrowers and other than the Excluded Subsidiaries) to incur, create, assume or permit to exist any Debt of such Subsidiaries except:

(a) Existing Debt and any extensions, renewals or refinancings thereof;

(b) Debt owing to the Guarantor, any Borrower or a Wholly Owned Subsidiary;

(c) any Debt incurred in respect of the Lower Mt. Bethel Lease Financing;

(d) Non-Recourse Debt;

(e) Permanent Debt Financing; and

(f) other Debt, the aggregate principal amount of which does not exceed $500,000,000 at any time.

Section 5.15. Restricted Payments.  (a) The Guarantor shall not, directly or indirectly declare or make, or agree to make, directly or indirectly, any Restricted Payment except (i) the Guarantor may declare and pay ordinary cash dividends with respect to its common stock that is economically equivalent (on a per share basis including, with respect to any such payment occurring on or after the Closing Date, after giving effect to the Acquisition) to the ordinary cash dividends historically paid by the Guarantor plus any increase in such dividend that is consistent with past practices, (ii) any payment with respect to Equity-Linked Securities, if the proceeds of the issuance of such Equity-Linked Securities were applied in accordance with Section 2.08 and (iii) the Guarantor may declare and make dividends and distributions on its Equity Interests that are payable only in its common stock and (b) PPL Electric Utilities Company shall not repurchase preferred or preference stock issued by PPL Electric Utilities Company in an aggregate principal amount in excess of $250,000,000; provided that any such repurchase shall only be made from cash on hand at PPL Electric Utilities Company or the proceeds of a new issuance of Debt by PPL Electric Utilities Corporation.

Section 5.16. Acquisitions.  Other than the Acquisition, the Guarantor and the Borrowers shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, (a) acquire (by merger or otherwise) a majority of the Equity Interests (with ordinary voting power) or all or substantially all of the assets of any other Person (other than the Guarantor, the Borrowers and their Subsidiaries) or (b) make investments in any other Person (other than the Guarantor, the Borrowers and their Subsidiaries) by acquiring less than a majority of the Equity Interests (with ordinary voting power) of such Person (excluding any investments made in connection with the Guarantor’s, the Borrowers’ and any Subsidiary’s normal cash management activities) in an aggregate amount not to exceed $300,000,000 in the aggregate.

Section 5.17. Pro Forma Balance Sheet.  On or prior to the date that is ninety (90) days following the Closing Date, the Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Guarantor as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to such date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

ARTICLE VI
DEFAULTS

Section 6.01. Events of Default.  If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing; provided that notwithstanding anything to the contrary herein, the occurrence of any Default described below shall not constitute an Event of Default until the later of the Closing Date (after giving effect to the funding of the Loans on the Closing Date) and the end of any applicable grace period (if such Default is then continuing):

(a) any Borrower shall fail to pay when due any principal on any Loans; or

(b) any Borrower shall fail to pay when due any interest on the Loans, any fee or any other amount payable hereunder or under any other Loan Document for five (5) days following the date such payment becomes due hereunder; or

(c) the Guarantor or any Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.08, 5.10, 5.11, 5.13, 5.15, 5.16 or 5.17; or

(d) the Guarantor or any Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(d) for ten (10) days after any such failure; or

(e) the Guarantor or any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clauses (a), (b), (c) or (d) above) for thirty (30) days after written notice thereof has been given to the defaulting party by the Administrative Agent, or at the request of the Required Lenders; or

(f) any representation, warranty or certification made by the Guarantor or any Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(g) the Guarantee provided by the Guarantor shall cease to be in full force or effect or the Guarantor or any Borrower shall deny or disaffirm in writing the Guarantor’s obligations under the Guarantee; or

(h) the Guarantor, any Borrower or any of their Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(i) the Guarantor, any Borrower or any of their Subsidiaries shall commence a voluntary case or other proceeding, or take any corporate action or other formal step with a view to, seeking liquidation, administration, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(j) an involuntary case or other proceeding shall be commenced against the Guarantor, any Borrower or any of their Subsidiaries seeking liquidation, administration, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Guarantor, any Borrower or any Subsidiary under the Bankruptcy Code, or a trustee, receiver,  liquidator, administrator, custodian or other similar official is appointed in respect of the UK Borrower or any substantial part of its property; or

(k) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(l) the Guarantor, any Borrower or any of their Subsidiaries (other than Excluded Subsidiaries) shall fail within sixty (60) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000, entered against the Guarantor, any Borrower or any such Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(m) a Change of Control shall have occurred;

then, and in every such event, while such event is continuing, the Administrative Agent shall if requested by the Required Lenders, by notice to the Borrowers declare the Loans (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as expressly set forth in above), all of which are hereby waived by each Borrower; provided that, in the case of any Event of Default specified in clause 6.01(i) or 6.01(j) above with respect to any Borrower, without any notice to such Borrower or any other act by the Administrative Agent or any Lender, the Loans (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Borrowers shall not have rights as third-party beneficiaries of any of such provisions.

Section 7.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.05, or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06. Resignation of Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations in its capacity as Agent hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations in its capacity as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07. Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 7.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim on behalf of the Lenders for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 8.03 allowed in such judicial proceeding; and

(b) on behalf of the Lenders to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII
MISCELLANEOUS

Section 8.01. Notices.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, as applicable, if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article in electronic format.  Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (a) if delivered during the recipient’s normal business hours, on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (b) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (c) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers, in the case of the Borrowers and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrowers:

PPL Capital Funding, Inc.
2 North Ninth Street
Allentown, Pennsylvania, 18101-1179
Attention:  Russell R. Clelland
Telephone:  610-774-5151
Facsimile:  610-774-5235

with a copy to:

PPL Corporation
Office of General Counsel
Two North Ninth Street (GENTW4)
Allentown, Pennsylvania, 18101-1179
Attention:  Office of the General Counsel
Telephone:  610-774-7445
Facsimile:  610-774-4455

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  James Cross
Telephone:  212-455-3386
Facsimile:  212-455-2502

if to the Administrative Agent:

For payments and Requests for Credit Extensions:

Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention: Nelish Patel
Telephone:   980-386-5094
Telecopier:  704-719-8870
Electronic Mail: npatel@baml.com

Bank of America Dollar Payment Instructions:

Pay to:                Bank of America, N.A.
                            ABA # 026009593
                            New York, NY
                            Acct. #1366212250600
                            Attn: Corporate Credit Services
                            Ref: PPL Capital Funding Inc.

Bank of America Sterling Payment Instructions:

Pay to:                Bank of America (Sort code 16-50-50):London
                            London
                            Swift Code: BOFAGB22
                            Acct. #65280027
                            Ref: PPL Capital Funding Inc.

Other notices as Administrative Agent:

Bank of America, N.A.
Agency Management
101 S. Tryon Street 15th Floor
Mail Code: NC1-002-15-36
Charlotte, NC 28255
Attention:  Cindy T. Jordan
Telephone:  980-386-2359
Telecopier:  704-409-0883
Electronic Mail:  cynthia.t.jordan@baml.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York, 10017
Attention: Jason Kyrwood
Telephone:  212-450-4653
Facsimile:  212-450-5562

Section 8.02. No Waivers; Non-Exclusive Remedies.  No failure by any Agents or any Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein and in the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses; Indemnification.

(a) Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and UK counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Agents and any Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrowers shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any regulatory counsel and up to one local counsel in each applicable local jurisdiction) for all such Persons except in the event of any conflict of interest, the Borrowers shall be required to reimburse one additional counsel of each type to the affected parties.

(b) Indemnification by the Borrowers.  The Borrowers shall indemnify the Agents and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of one counsel (as well as one regulatory counsel and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel of each type to the affected parties)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or the Guarantor or their respective Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Guarantor, any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to the Guarantor, any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Guarantor, any Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (based on its share of the Commitments and Loans) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.04. Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made or Notes held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan made or Notes held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loan made or Notes held by the other Lenders, and such other adjustments shall be made, in each case as may be required so that all such payments of principal and interest with respect to the Loan made or Notes held by the Lenders shall be shared by the Lenders pro rata; provided, that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrowers other than its indebtedness hereunder.

Section 8.05. Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided, that no such amendment or waiver shall, (a) unless signed by each Lender adversely affected thereby, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of mandatory reductions in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender as in effect at any time shall not constitute an increase in such Commitment), (ii) reduce the principal of or rate of interest on any Loan (except in connection with a waiver of applicability of any post-default increase in interest rates) or any fees hereunder, (iii) postpone the date fixed (A) for any payment of interest on any Loan or any fees hereunder or (B) for any scheduled reduction or termination of any Commitment, (iv) postpone or change the date fixed for any scheduled payment of principal of any Loan, (v) change any provision hereof in a manner that would alter the pro rata funding of Loans required by Section 2.03(b), the pro rata sharing of payments required by Sections 2.08(b), 2.10(a) or 8.04 or the pro rata reduction of Commitments required by Section 2.07(a) or (e), or (vi) change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers; or (b) unless signed by each Lender other than a Defaulting Lender (i) change the definition of Required Lenders, this Section 8.05 or Section 8.06(a)(i) or (ii) release the Guarantee by the Guarantor.

Section 8.06. Assignments and Participation.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Guarantor nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 8.06(b), (B) by way of participation in accordance with the provisions of Section 8.06(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts:

  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment hereunder or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

  (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, as applicable, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than £1,000,000, unless each of the Administrative Agent and, prior to the Closing Date, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

  (A) the consent of the Borrowers shall be required with respect to assignments prior to the Closing Date other than an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Permitted Assignee; and

  (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that until the earlier of the Closing Date and such time as the Joint Lead Arrangers declare the primary syndication of the Loans and Commitments complete, no assignment shall be permitted without the prior consent of each Joint Lead Arranger.

(iii) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Borrower.  No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(v) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vi) Assignment to Eligible Assignee.  Each such assignment shall be to an Eligible Assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.15, 2.16, and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, any Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.05 that affects such Participant.  Subject to Section 8.06(e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.11, 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.06(b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register outside the UK (solely for United States tax purposes) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender. A Participant in respect of any interest in the Loans or other obligations under the Loan Documents relating to the UK Borrower shall not be entitled to the benefits of Section 2.16 unless the UK Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the UK Borrower, to comply with, and to be subject to any limitations within, Section 2.16 as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything to the contrary in this Section 8.06, (i) the Lenders may not assign, transfer or otherwise dispose of an interest in any Tranche of Loans or Commitments without also assigning, transferring or otherwise disposing of a ratable interest in the other Tranche of Loans or Commitments (as applicable) or assign, transfer or otherwise dispose of an interest in the Loans or Commitments of any Borrower without assigning, transferring or otherwise disposing of a ratable interest in the Loans or Commitments of the other Borrower and (ii) any assignment, transfer or other disposition by a Lender of an interest in any Loans or Commitments that does not comply with clause (i) shall be deemed to be an assignment, transfer or other disposition of Loans or Commitments (as applicable) comprised of a ratable amount of Loans or Commitments (as applicable) of each Tranche and of each Borrower (as applicable) to the extent necessary to ensure each such assignment, transfer or other disposition complies with clause (i) above.

Section 8.07. Governing Law; Submission to Jurisdiction; Service of Process.  This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 8.08. Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 8.09. Generally Accepted Accounting Principles.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred to by the Borrowers’ independent public accountants) with the audited consolidated financial statements of the Guarantor, the Borrowers, and their Consolidated Subsidiaries most recently delivered to the Lenders; provided that, if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article V for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

Section 8.10. Usage.  The following rules of construction and usage shall be applicable to this Agreement and to any instrument or agreement that is governed by or referred to in this Agreement.

(a) All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby or referred to herein and in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or in any instrument or agreement governed here shall be construed to refer to this Agreement or such instrument or agreement, as applicable, in its entirety and not to any particular provision or subdivision hereof or thereof.

(c) References in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, this Agreement unless the context otherwise requires; references in any instrument or agreement governed by or referred to in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, such instrument or agreement unless the context otherwise requires.

(d) The definitions contained in this Agreement shall apply equally to the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The term “including” shall be construed to have the same meaning as the phrase “including without limitation”.

(e) Unless the context otherwise requires, any definition of or reference to any agreement, instrument, statute or document contained in this Agreement or in any agreement or instrument that is governed by or referred to in this Agreement shall be construed (i) as referring to such agreement, instrument, statute or document as the same may be amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or in any agreement or instrument governed by or referred to in this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) to include (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.  Any reference to any Person shall be construed to include such Person’s successors and permitted assigns.

(f) Unless the context otherwise requires, whenever any statement is qualified by “to the best knowledge of” or “known to” (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

Section 8.11. WAIVER OF JURY TRIAL.  THE GUARANTOR AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12. Confidentiality.  Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Lender from disclosing such information (a) to any other Lender or to any Agent, (b) to any other Person if reasonably incidental to the administration of the Loans, (c) upon the order of any court or administrative agency, (d) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Lender prohibited by this Agreement, (f) in connection with any litigation to which any Agent, any Lender or any of their respective Subsidiaries or Affiliates may be party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender’s or Agent’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (i) with the consent of the Borrowers, (j) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications, and (k) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or assignee or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Obligations hereunder.  Notwithstanding the foregoing, any Agent, any Lender or Davis Polk & Wardwell LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Borrowers or their Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Section 8.13. USA PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantor and each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Guarantor and each Borrower, which information includes the name and address of the Guarantor and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Guarantor and each Borrower in accordance with the PATRIOT Act.

Section 8.14. No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Guarantor, the Borrowers, their Affiliates and/or their respective stockholders (collectively, solely for purposes of this paragraph, the “Borrower Parties”).  The Guarantor and the Borrowers agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty (other than any implied duty of good faith) between any Lender Party, on the one hand, and any Borrower Party, on the other.  The Lender Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrowers, on the other and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party.  Each of the Guarantor and each Borrower acknowledges and agrees that the each of the Guarantor and each Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Guarantor and each Borrower agrees that they will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.

Section 8.15. Currency Indemnity.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE IX
GUARANTEE

Section 9.01. Guarantee.  The Guarantor unconditionally, absolutely and irrevocably guarantees the full and punctual payment of each Obligation when due (whether at stated maturity, upon acceleration or otherwise).  If any Borrower fails to pay any Obligation punctually when due, the Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Loan Document. This Guarantee is a Guarantee of payment and not merely of collection.

Section 9.02. Guarantee Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrowers or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrowers or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of any Borrower or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other Person or any of their assets or any resulting release or discharge of any obligation of such Borrower or any other Person under any Loan Document;

(e) the existence of any claim, set-off or other right that the Guarantor may have at any time against any Borrower or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Borrower or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by such Borrower or any other Person; or

(g) any other act or omission to act or delay of any kind by any Borrower, any other party to any Loan Document or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any obligation of the Guarantor hereunder.

Section 9.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Guarantor’s obligations hereunder shall remain in full force and effect until all Obligations shall have been paid in full.  If at any time any payment of any Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 9.04. Waiver by Guarantor.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

Section 9.05. Subrogation.  Upon making full payment with respect to any Obligation, the Guarantor shall be subrogated to the rights of the payee against any Borrower with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation against any Borrower, or by reason of contribution against any other guarantor of such Obligation, until the Commitments are terminated and all Obligations have been paid in full in cash.

Section 9.06. Stay of Acceleration.  If acceleration of the time for payment of any Obligation by any Borrower is stayed by reason of the insolvency or receivership of any Borrower or otherwise, all Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantor forthwith on demand by the Administrative Agent.

Section 9.07. Continuing Guarantee.  The Guarantee set forth in this Article IX is a continuing guarantee, shall be binding on the Guarantor and its successors and assigns, and shall be enforceable by each holder from time to time of the Obligations (each, a “Guaranteed Party”).  If all or part of any Guaranteed Party’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PPL CAPITAL FUNDING, INC. (as U.S. Borrower)

By:____________________________________
Name:
Title:

PPL WEM HOLDINGS PLC (as UK Borrower)

By:____________________________________
Name:
Title:

PPL CORPORATION (as Guarantor)

By:____________________________________
Name:
Title:

BANK OF AMERICA, N.A. (as Administrative Agent)

By:____________________________________
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Lender

By:____________________________________
Name:
Title:

BANK OF AMERICA, N.A., as Lender

By:____________________________________
Name:
Title:

______________________________, as a Lender
(insert name of Lender)

By:____________________________________
Name:
Title:

Second signature block, if required
____________________________________, as a Lender
(insert name of Lender)

By:____________________________________
Name:
Title:

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Euro-Currency Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Euro-Currency Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Euro-Currency Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Euro-Currency Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

Where:

“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to the last sentence of Section 2.05(c) payable for the relevant Interest Period of such Loan).

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
“Participating Member State” means any member state of the European communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European community relating to Economic and Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or any Borrower, each Lender with a Euro-Currency Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Euro-Currency Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Euro-Currency Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.